Exhibit 99.1

Rock-Tenn Company Announces Senior Notes Offering

NORCROSS, Ga.--(BUSINESS WIRE)--Rock-Tenn Company (NYSE:RKT) announced today that, in connection with its proposed acquisition of Southern Container Corp., it intends to offer, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, an unregistered offering of $200,000,000 aggregate principal amount of Senior Notes due 2016.

The notes will be guaranteed on a senior unsecured basis by all of Rock-Tenn’s domestic subsidiaries (the “Guarantors”) that guarantee obligations under its amended and restated credit facilities. The notes will rank equally in right of payment with all of Rock-Tenn’s existing and future unsecured senior debt and senior in right of payment to all of Rock-Tenn’s existing and future subordinated debt. The notes will be effectively subordinated to any of Rock-Tenn’s and the Guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt including all borrowings under the amended and restated credit facilities. The notes will be structurally subordinated to all existing and future liabilities of Rock-Tenn’s subsidiaries that do not issue guarantees of the notes. The specific terms of the notes will be determined at pricing. If the notes are not freely tradable without a restrictive legend as of the 365th day after the date the notes are issued, Rock-Tenn will offer to exchange the unregistered notes for substantially identical registered notes.

The net proceeds from the offering, together with cash on hand and borrowings under Rock-Tenn’s amended and restated credit facilities, will be used to finance the acquisition of Southern Container Corp., to refinance Rock-Tenn’s existing senior credit facility, and to pay for fees and expenses incurred in connection with the acquisition and the related transactions.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Rock-Tenn Company

Rock-Tenn Company is one of North America’s leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard. The Company has annual net sales of approximately $2.3 billion and operating locations in the United States, Canada, Mexico, Chile and Argentina.